Registration No. 40126

BERMUDA

CERTIFICATE OF REGISTRATION FOR A PARTNERSHIP TO BE REGISTERED AS AN EXEMPTED PARTNERSHIP AND LIMITED PARTNERSHIP

I HEREBY CERTIFY THAT in accordance with section 9(4) of ***the Exempted Partnerships Act 1992*** and amendments ("the Act"), the registration documents of **Brookfield Infrastructure Partners, L.P.,** were delivered to the Office of the Registrar of Companies and registered on the **29th** day of **May, 2007.** Facsimiles of the Certificate of Exempted Partnership and the Certificate of Limited Partnership pursuant to Section 5 of the Act, and Section 3 of ***the Limited Partnership Act 1883*** and amendments, respectively, are attached to this Certificate of Registration.

Given under my hand and the Seal of
the Registrar of Companies this
13th day of **June, 2007**

for **Registrar of Companies**